Exhibit 99.7

ZAGG Appoints New Director Cheryl Larabee and Director Harmer Resigns

Salt Lake City, Utah – March 14, 2011 – ZAGG Inc. (NASDAQ: ZAGG) (www.ZAGG.com), a leading producer, designer, and distributor of electronics accessories for protecting and enhancing the mobile experience, including the popular invisibleSHIELD®, ZAGGskins™, ZAGGmate™, ZAGGbuds™, and ZAGGsparq™ brands, announces that Lorance Harmer has resigned as a director and that Cheryl Larabee has been appointed as a director of the company.

Mr. Harmer has served as director of the Company since May 2008, and, prior to his resignation, Mr. Harmer had served as the Chairman of the Company’s Audit Committee; as a member of the company’s Compensation and Stock Option Committee; and as a member of the company’s Nominating and Corporate Governance Committee.  “Larry was our first outside director,” said Robert G. Pedersen II, CEO and Chairman of the board of directors of the company.  “He joined the company at a critical stage and provided valuable introductions to consumer electronics distributors and retailers.  We wish him success in his future endeavors.”

Ms. Larabee will also serve as a member of the Company’s Audit Committee. She is the Associate Vice President for University Advancement at Boise State University.  She has campus-wide responsibility for development activities with a focus on the College of Business & Economics where she also serves as an adjunct faculty member.

Ms. Larabee had a 25-year corporate banking career focused on financial problem solving with clients ranging from start-ups to Fortune 500 businesses.  She is the former Senior Vice President and Western U.S. Regional Manager of the Corporate Banking Division of Key Bank.   Prior to this position, she managed middle market teams at U.S. Bank in Portland, Oregon, and served a national client base at Crocker Bank in San Francisco, California.

Ms. Larabee currently serves on the boards of Norco Inc., Jacksons Food Stores, Healthwise Inc., Syringa Bancorp, Bogus Basin Recreation Association and the Capital City Development Corporation.
Ms. Larabee graduated from Golden Gate University with an MBA in Management, and Moorhead State University with a BA in Psychology, and completed the Stanford Executive Program at the Stanford University Graduate School of Business.

“We are very excited that Cheryl has joined the board of ZAGG,” said Mr. Pedersen.  “She is an astute and seasoned executive with a broad range of experience that will benefit ZAGG.  She has considerable experience as a corporate banker for rapidly growing companies.  Her ability to understand complex financial and accounting issues will strengthen those aspects of our business.”

“I am thrilled to be joining a company with an established record for growth and innovation,” said Ms. Larabee.  “ZAGG’s products for the mobile electronics space are cutting edge and dynamic.  I believe that I can add value in many areas as the company continues to develop new and exciting products.”

For more information about ZAGG or any of their products, please visit www.ZAGG.com.

About ZAGG Inc.:
ZAGG® is a market leader in providing innovative consumer products like films, skins, audio and power solutions that protect, personalize, and enhance the mobile experience.  ZAGG’s products are distributed worldwide with popular, award-winning brands such as the invisibleSHIELD®, ZAGGskins™, ZAGGmate™, ZAGGsparq™, ZAGGbuds™ and ZAGG LEATHERskins™.  The patent-pending invisibleSHIELD, ZAGG’s flagship product, is the original thin film, full-body protector, and is available in over 5,000 precision pre-cut designs with a lifetime replacement warranty.  ZAGG products are available online at ZAGG.com and in most major retailers. For more product or investor information please visit the company's web site at www.ZAGG.com.

Media:
ZAGG Inc.
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete, 949-429-7408
krogersc@genesisselect.com